Exhibit 99.1

DRI Corporation Notes Proposed Federal Stimulus Legislation Includes $10.1 Billion for U.S. Public Transportation

  CEO Remains Cautiously Optimistic About DRI’s Long-Term Prospects
  FY2009 Forecast Remains Unchanged
  Next Investors’ Conference Call Slated April 1, 2009

DALLAS--(BUSINESS WIRE)--January 22, 2009--DRI Corporation (DRI) (NASDAQ: TBUS), a digital communications technology leader in the domestic and international surface transportation and transit security markets, noted today that, according to the American Public Transportation Association (APTA), the economic recovery package proposed by the U.S. House of Representatives Appropriations Committee includes approximately $10.1 billion directed to public transportation and intercity passenger rail.

David L. Turney, the Company’s Chairman, President and Chief Executive Officer, said: “The ‘American Recovery and Reinvestment Bill of 2009’ seeks to create and preserve jobs and stimulate the economy by, among other things, making relatively near-term investments in the nation’s surface transportation infrastructure. According to APTA, the legislation is expected to begin moving in the House soon, with floor consideration possible by the end of the month. If the legislation is eventually signed into law as presently written, the federal funding would not require a local match for transit projects, meaning that local transit agencies would not be required to fund portions of their transit projects under this program initiative. Of the approximately $10.1 billion proposed, we estimate that about $6.0 billion could directly impact DRI’s core served market. Placing this into perspective, the current federal fiscal year authorized funding for the U.S. market is approximately $10.4 billion. The additional proposed funding, if passed, would most likely span two years and could reasonably be expected to have a positive impact on the Company’s fiscal years 2009 and 2010, as well as be exciting news for the U.S. transit industry.”

Text of the proposed legislation is available via http://appropriations.house.gov/pdf/RecoveryBill01-15-09.pdf.

APTA is a nonprofit international association of more than 1,500 member organizations including public transportation systems; planning, design, construction and finance firms; product and service providers; academic institutions; and state associations and departments of transportation.

CAUTIOUS OPTIMISM

Although Mr. Turney remains concerned about the present world-wide economic situation, he continues to be cautiously optimistic about DRI’s long-term prospects.

“We still have not seen any significant impact on our business operations or order flow as a direct result of present global economic issues. In fact, we recently announced international orders from the United Arab Emirates, India, Belgium, and Australia – all of which evidence continued growth in our served markets. Order flow on the domestic side of our business remains good, also. Long-term market drivers for the global transit industry continue to include traffic grid-lock, high fuel prices, environmental issues, economic issues and the need to provide safe and secure transportation systems – points of worldwide concern that tend to be with us come rain or shine. We remain excited about the Company’s prospects in the global mass transportation markets,” Mr. Turney said.

FY2009 FORECAST UNCHANGED

“As stated in December 2008, although we continue to anticipate that first quarter 2009 is likely to be relatively soft, largely due to the timing of certain order deliveries, we believe our fiscal year 2009 revenues may exceed $90 million USD – which represents a potential increase of approximately 28 percent over our fiscal year 2008 expected revenues of more than $70 million USD. By comparison, our fiscal year 2008 expected revenues represent an increase of more than 20 percent above our fiscal year 2007 actual revenues. We continue to believe fiscal year 2009 earnings may exceed 20 cents per share. We want to reiterate that our revenue stream normally has a significant level of larger contract content – the timing of delivery of which can be difficult to predict with precision – and our business will always have a degree of quarterly variability. This pattern has been noted in several of our previous communications,” Mr. Turney said.

MARK YOUR CALENDAR

  On or about March 31, 2009, the Company plans to file with the Securities and Exchange Commission a Form 10-K for the period ended Dec. 31, 2008.
  The Company plans to host an investors’ conference call on April 1, 2009, at 11 a.m. (Eastern) to discuss fiscal year 2008 results.

ABOUT THE COMPANY

DRI is a digital communications technology leader in the domestic and international public transportation and transit security markets. Our products include: TwinVision® and Mobitec® electronic destination sign systems, Talking Bus® voice announcement systems, Digital Recorders® Internet-based passenger information and automatic vehicle location/monitoring systems, and VacTell™ video actionable intelligence systems. Our products help increase the mobility, flow, safety, and security of people who rely upon transportation infrastructure around the globe. Using proprietary hardware and software applications, our products provide easy-to-understand, real-time information that assists users and operators of transit bus and rail vehicles in locating, identifying, boarding, tracking, scheduling, and managing those vehicles. Our products also aid transit vehicle operators in their quest to increase ridership and reduce fuel consumption, as well as to identify and mitigate security risks on transit vehicles. Positioned not only to serve and address mobility, energy conservation, and environmental concerns, our products also serve the growing U.S. Homeland Security market. For more information about the Company and its operations worldwide, go to www.digrec.com.

FORWARD-LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, any statement made regarding pending U.S. federal legislation that may include funding for transit projects, which might potentially benefit the Company, the impact of the world’s credit markets on the Company’s business operations or order flow, the Company’s guidance for fiscal years 2008 and 2009, as well as any statement, express or implied, concerning future events or expectations or which use words such as "expect," "fully expect," "expected," "appears," "believe," "plan," "anticipate," "would," "goal," "potential," "potentially," "range," "pursuit," "run rate," "stronger," "preliminarily," "forecast," "opinion," etc., is a forward-looking statement. These forward-looking statements are subject to risks and uncertainties, including risks and uncertainties that pending U.S. federal legislation may not provide funding for U.S. transit projects or benefit the Company, that the world’s credit markets may negatively impact the Company’s business operations or order flow, that management’s guidance for fiscal years 2008 and 2009 may not prove accurate over time, as well as other risks and uncertainties set forth in our Annual Report on Form 10-K filed March 31, 2008, and as updated in our Quarterly Report on Form 10-Q filed Nov. 14, 2008, particularly those identified in Risk Factors Affecting Our Business. There can be no assurance that any expectation, express or implied, in a forward-looking statement will prove correct or that the contemplated event or result will occur as anticipated.

CONTACT:
DRI Corporation Contact:
Veronica B. Marks
Manager, Corporate Communications
Phone: (214) 378-4776
Fax: (214) 378-8437
E-Mail: ir@digrec.com